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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 2, 2004

                          COMMONWEALTH INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                  0-25642                    13-3245741
(State of incorporation)     (Commission File Number)     (I.R.S. Employer
                                                         Identification No.)

        500 West Jefferson Street
          PNC Plaza-19th Floor
          Louisville, Kentucky                               40202-2823
(Address of principal executive office)                      (Zip Code)

       Registrant's telephone number, including area code: (502) 589-8100

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

Item 12.  Results of Operation and Financial Condition.

         See the following press release, dated August 2, 2004, announcing Commonwealth Industries, Inc.'s results of operations for the Second Quarter of 2004 and completion of Alflex divestiture:

                           Contact:     Kim S. Knotts
                                        Director of Investor Relations
                                        (502) 588-8207



                        COMMONWEALTH INDUSTRIES ANNOUNCES
                    SECOND QUARTER 2004 FINANCIAL RESULTS AND
                        COMPLETION OF ALFLEX DIVESTITURE

o        New management refocuses on core aluminum sheet business
o        Aluminum shipments continued to improve during the quarter
o        Facility closure and commencement of various other restructuring activities position Commonwealth for the future
o        Proceeds of $64 million from sale of Alflex subsidiary received
o        Merger with IMCO Recycling Inc. on track
o        Shipments for the second half of 2004 in line with first half


LOUISVILLE, KENTUCKY (August 2, 2004) - Commonwealth Industries, Inc. (NASDAQ/NM: CMIN) today reported a second-quarter net loss of $23.1 million, or $1.44 per diluted share, in line with the Company's prior announcement, compared to a loss of $1.9 million, or $0.12 per diluted share, in the second quarter of 2003. Charges totaling $17.8 million were recorded during the quarter, including $9.4 million of severance and professional services costs related to the proposed merger with IMCO Recycling Inc., $5.8 million related to the closure of the Company's tube manufacturing facility in Kings Mountain, North Carolina, and $2.6 million, net of tax, of transaction costs related to the recent sale of the Company's Alflex subsidiary.

Commonwealth's new President and Chief Executive Officer Steven J. Demetriou said, "The new management team's initial assessment of the Company has resulted in several immediate actions that will sharpen the focus on our core aluminum sheet business, improve our cost structure, and position the Company for the merger and for future success. We discontinued several under-performing projects, closed the tube manufacturing facility and completed, on July 30, the divestiture of Alflex. Nevertheless, in the second quarter we were unable to overcome the negative impact of prior pricing agreements, which despite significant shipment volume growth, did not translate to bottom line profitability. We have begun to correct this and have implemented price increases to improve profitability. We expect continued strong demand and improved margins in the second half. In the meantime, we will be relentlessly focused on continuous cost improvement in our core business."

Second Quarter 2004 Results
Commonwealth's aluminum shipments improved 35% from 183.0 million pounds in the second quarter of 2003 to 247.4 million pounds in the second quarter of 2004. Improved volumes reflected stronger customer demand across virtually all product markets. Net sales, including aluminum sales to Alflex, improved 44% to $279.5 million in the second quarter of 2004 from $194.2 million in the comparable 2003 period.

Gross profit declined 46% to $4.9 million from $9.2 million in the 2003 quarter. Gross profit margin decreased to 1.8% from 4.8% in the same period last year. The decrease includes the effects of a $4.6 million mark-to-market hedge charge that offsets prior mark-to-market gains, and a $2.2 million cost of sales component of the previously mentioned $5.8 million charge related to closure of the tube manufacturing facility. Material margins decreased to $0.287 per pound from $0.362 per pound in the second quarter of 2003. Excluding effects of the hedge and tube closure charges, second quarter material margins decreased to $0.308 per pound from $0.358 in 2004 and 2003, respectively. Unit manufacturing costs improved to $0.241 per pound ($0.236 per pound exclusive of tube closure charges) from $0.284 per pound in the prior-year quarter due to improved volume.

Selling, general and administrative expenses increased 39% to $10.7 million from $7.6 million in the year-earlier quarter principally due to costs related to implementation of the new Commonwealth information system.

Finally, the announced sale of the Company's Alflex subsidiary to the Southwire Company was completed on July 30. Proceeds received of $64 million will be used to reduce debt and for other general corporate purposes. The electrical products unit operations are reported as discontinued operations for all periods in the accompanying financial statements.

First Half 2004 Results
The recovery in the aluminum industry, which began in the second half of 2003, continued through the first half of 2004. Commonwealth's shipments increased 33% to 494.9 million pounds in the first half of 2004 compared with 371.9 million pounds in the year-earlier period. Improvement in shipments reflected stronger customer demand across virtually all product markets. Gross profit improved 17% to $19.2 million in the first half of 2004 from $16.4 million in the same period of 2003, while gross profit margin decreased to 3.6% in the 2004 period from 4.3% in the 2003 period. Operating loss, inclusive of the restructuring charges discussed above, was $15.1 million compared with a loss of $0.6 million in the prior-year period.

Net loss inclusive of the special charges resulting from the Company's recent sale of its Alflex unit was $20.2 million, or $1.26 per diluted share, compared with a net loss of $8.4 million, or $0.52 per diluted share, in the prior-year period. Included in first half results is a net loss of $1.6 million, or $0.10 per diluted share, related to certain aluminum hedging transactions discussed previously. Selling, general and administrative cost increased to $20.9 million, or 4.0% of net sales, in 2004 from $17.0 million, or 4.5% of net sales, in 2003. The increase was primarily due to professional services and costs related to the continued implementation of the new Commonwealth information system.

Proposed Merger with IMCO
Commonwealth Industries announced a proposed merger with IMCO Recycling June
17. IMCO has filed a Form S-4 with the Securities and Exchange Commission and the pre-merger notifications under the Hart-Scott-Rodino Antitrust Improvement Act. Several teams of employees from both companies are engaged in integration planning to provide efficient operation of the combined company the day after the merger is completed. The teams are also analyzing courses of action designed to achieve estimated annual synergy savings of $25 million within 18 to 24 months following the close of the merger. Principal synergies are in the areas of procurement, integration of complementary operations, reductions in SG&A costs and the application of best practices in plant operations. The Company anticipates completion of the merger in the fourth quarter.


A public, listen-only simulcast and replay of Commonwealth's second quarter conference call may be accessed at the Company's web site or http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=CMIN&script=
1010&item_id=915796.
The simulcast will begin at approximately 10:00 a.m. Eastern Daylight Time on Monday, August 2, and a replay of the webcast will be available beginning at approximately noon Eastern Daylight Time and will run until August 9.

Commonwealth Industries is one of North America's leading manufacturers of aluminum sheet for distributors and the transportation, construction, and consumer durables product markets. The Company has direct-chill casting facilities in Kentucky and continuous casting mini-mills in Ohio and California. For more information about the Company, visit Commonwealth's website at www.ciionline.com.

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the consummation of the closing of the definitive merger agreement of Commonwealth and IMCO Recycling Inc., and the Company's and its subsidiaries' expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive position and growth opportunities are forward-looking statements. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Such factors may include, without limitation, the success of the implementation of the Company-wide information system, the effect of global economic conditions, the ability to achieve the level of cost savings or productivity improvements anticipated by management, including synergies that the IMCO merger are expected to produce, the timing of the closing of the proposed merger with IMCO, the effect (including possible increases in the cost of doing business) resulting from war or terrorist activities or political uncertainties, the ability to successfully implement new marketing and sales strategies, the impact of competitive products and pricing, product development and commercialization, availability and cost of critical raw materials, the ability to effectively hedge the cost of raw materials, capacity and supply constraints or difficulties, the success of the Company in implementing its business strategy, and other risks as detailed in the Company's various filings with the Securities and Exchange Commission.

                          COMMONWEALTH INDUSTRIES, INC.
                 Condensed Consolidated Statement of Operations
                      (in thousands except per share data)

                                                                              Three Months Ended           Six Months Ended
                                                                                    June 30,                    June 30,
                                                                             2004            2003         2004            2003
                                                                          -----------    -----------    ----------    -----------
Net sales                                                                  $   273,634     $  190,099   $   525,888     $  377,385
Cost of goods sold                                                             268,704        180,911       506,722        361,020
                                                                           -----------     ----------   -----------     ----------
    Gross profit                                                                 4,930          9,188        19,166         16,365
Selling, general and administrative expenses                                    10,654          7,640        20,911         17,004
Restructuring charges                                                           12,943             --        13,337             --
                                                                           -----------     ----------   -----------     ----------
    Operating income (loss)                                                    (18,667)         1,548       (15,082)          (639)
Other income (expense), net                                                        375            414           869            908
Interest expense, net                                                           (4,300)        (3,919)       (8,553)        (7,754)
                                                                           -----------     ----------   -----------     ----------
    Income (loss) from continuing operations
      before income taxes                                                      (22,592)        (1,957)      (22,766)        (7,485)
Income tax expense                                                                 (18)             4            43             67
                                                                           -----------     ----------   -----------     ----------
    Income (loss) from continuing operations                                   (22,574)        (1,961)      (22,809)        (7,552)
Discontinued operations:
    Income (loss) from operations before income taxes                            2,046            106         5,164           (779)
    (Loss) on disposition                                                       (1,570)            --        (1,570)            --
    Income tax expense (benefit)                                                 1,003             16         1,012             33
                                                                           -----------     ----------   -----------     ----------
Income (loss) from discontinued operations                                        (527)            90         2,582           (812)
                                                                           -----------     ----------   -----------     ----------
    Net income (loss)                                                      $   (23,101)    $   (1,871)  $   (20,227)    $   (8,364)
                                                                           ===========     ==========   ===========     ==========

Basic net income (loss) per share:
   Income (loss) from continuing operations                                $     (1.40)   $     (0.12)  $     (1.42)   $     (0.47)
   Income (loss) from discontinued operations                                    (0.03)          0.01          0.16          (0.05)
   Net income (loss)                                                             (1.44)         (0.12)        (1.26)         (0.52)

Diluted net income (loss) per share:
   Income (loss) from continuing operations                                $     (1.40)   $     (0.12)  $     (1.42)   $     (0.47)
   Income (loss) from discontinued operations                                    (0.03)          0.01          0.16          (0.05)
   Net income (loss)                                                             (1.44)         (0.12)        (1.26)         (0.52)

Weighted average shares outstanding:
    Basic                                                                       16,069         16,011        16,045         16,011
    Diluted                                                                     16,069         16,011        16,045         16,011

Dividends paid per share                                                   $      0.00    $      0.05   $      0.00    $      0.10

                          COMMONWEALTH INDUSTRIES, INC.
                       Operating and Financial Statistics
                  (dollars in thousands except per share data)

                                                                         Three Months Ended                Six Months Ended
                                                                               June 30,                        June 30,
                                                                        2004            2003             2004            2003
                                                                     -----------    -----------       -----------    -----------
Net sales volume (1)                                                 $   279,465    $   194,238       $   537,742    $   385,901

Shipment volume (millions lbs.)(2)                                         247.4          183.0             494.9          371.9
Production volume (millions lbs.)                                          256.7          165.4             506.2          361.8

Gross profit percent                                                         1.8%           4.8%              3.6%           4.3%
Operating income percent                                                    (6.8%)          0.8%             (2.9%)         (0.2%)

Current ratio                                                                2.1x           3.1x              2.1x           3.1x
Interest coverage ratio (EBITDA to interest expense, net)                   (3.0x)          1.7x             (0.4x)          1.2x
Return on average stockholders' equity (annualized)                       (124.4%)         (7.5%)           (53.5%)        (16.3%)
Debt-to-capitalization                                                        68%            56%               68%            56%

EBITDA (3)                                                           $   (12,905)    $    6,510       $    (3,612)    $    9,401


Note (1)includes sales to discontinued electrical products operations of $5,831 and $4,139, respectively, for the three months ended June 30, 2004 and 2003 and $11,854 and $8,516, respectively, for the six months ended June 30, 2004 and 2003.
     (2)includes shipments to discontinued electrical products operations of 5.2 and 4.8, respectively, for the three months ended June 30, 2004 and 2003 and 10.8 and 10.0, respectively, for the six months ended June 30, 2004 and 2003.
     (3)earnings before interest, income taxes, depreciation and amortization. See EBITDA Calculation on next page.

                          COMMONWEALTH INDUSTRIES, INC.
                             EBITDA Calculation (1)
                                 (in thousands)

                                                                               Three Months Ended             Three Months Ended
                                                                                     June 30,                       June 30,
                                                                              2004            2003           2004            2003
                                                                           -----------    -----------     -----------    -----------

Net cash provided by (used in) continuing operations                      $       401    $     9,680     $    (1,285)   $      (641)
Adjustments to reconcile net cash provided by (used in) continuing operations to income (loss) from continuing operations:
  Depreciation                                                                 (5,301)        (4,548)        (10,515)        (9,132)
  Amortization                                                                   (349)          (222)           (604)          (444)
  Loss on disposal of property, plant and equipment                              (557)           (28)           (578)           (40)
  Issuance of common stock in connection with stock awards                       (116)            --            (206)           (90)
  Change in working capital and other net assets                              (16,652)        (6,843)         (9,621)         2,795
                                                                         ------------    -----------    ------------    -----------
Income (loss) from continuing operations                                  $   (22,574)   $    (1,961)    $   (22,809)   $    (7,552)
Add back depreciation                                                           5,301          4,548          10,515          9,132
Add back amortization (2)                                                          86             --              86             --
Add back tax expense                                                              (18)             4              43             67
Add back interest expense, net (2)                                              4,300          3,919           8,553          7,754
                                                                          -----------    -----------     -----------    -----------
   EBITDA                                                                 $   (12,905)   $     6,510     $    (3,612)   $     9,401
                                                                          ===========    ===========     ===========    ===========

Note (1) EBITDA is used in the calculation of certain covenants under the Company's credit agreement.
     (2) amortization of financing costs for the three months ended June 30, 2004 and 2003 of $263 and $222, respectively, and the six months ended June 30, 2004 and 2003 of
         $518 and $444, respectively, is included in interest expense, net instead of in amortization in the above calculation.

                          COMMONWEALTH INDUSTRIES, INC.
                 Condensed Consolidated Statement of Cash Flows
                                 (in thousands)

                                                                                          Six Months Ended
                                                                                              June 30,
                                                                                       2004            2003
                                                                                    ------------   -----------
Cash flows from operating activities:
  Net income (loss)                                                                 $   (20,227)   $    (8,364)
  (Income) loss from discontinued operations                                             (2,582)           812
  Adjustments to reconcile net income (loss) to net cash
    (used in) provided by operations:
       Depreciation                                                                      10,515          9,132
       Amortization                                                                         604            444
       Loss on disposal of property, plant and equipment                                    578             40
       Issuance of common stock in connection with stock awards                             206             90
       Change in working capital and other net assets                                     9,621         (2,795)
                                                                                    ------------   -----------
         Net cash (used in) continuing operations                                        (1,285)          (641)
         Net cash (used in) provided by discontinued operations                             (16)         2,294
                                                                                    ------------   -----------
         Net cash (used in) provided by discontinued operations                          (1,301)         1,653
                                                                                    ------------   -----------
Cash flows from investing activities:
  Purchases of property, plant and equipment                                             (4,226)        (6,823)
  Proceeds from sale of property, plant and equipment                                       132            155
                                                                                    -----------    -----------
         Net cash (used in) investing activities                                         (4,094)        (6,668)
                                                                                    -----------    -----------

Cash flows from financing activities:
  (Decrease) in outstanding checks in excess of deposits                                   (947)            --
  Proceeds from long-term debt                                                          148,801         60,398
  Repayments of long-term debt                                                         (140,213)       (60,398)
  Cash dividends paid                                                                        --         (1,601)
                                                                                    -----------    -----------
         Net cash provided by (used in) financing activities                              7,641         (1,601)
                                                                                    -----------    -----------

Net increase (decrease) in cash and cash equivalents                                      2,246         (6,616)
Cash and cash equivalents at beginning of period                                             --         13,199
                                                                                    -----------    -----------
Cash and cash equivalents at end of period                                          $     2,246    $     6,583
                                                                                    ===========    ===========

                          COMMONWEALTH INDUSTRIES, INC.
                      Condensed Consolidated Balance Sheet
                        (in thousands except share data)

                                                                                              June 30,
                                                                                    --------------------------
                                                                                       2004            2003
                                                                                    -----------    -----------
Assets
Cash and cash equivalents                                                           $     2,246    $     6,583
Accounts receivable, net                                                                     78             69
Inventories                                                                             139,158        127,132
Net residual interest in receivables sold                                                36,306         20,786
Prepayments and other current assets                                                     16,956          7,563
Current assets of discontinued operations                                                41,707         34,975
                                                                                    -----------    -----------
        Total current assets                                                            236,451        197,108
Property, plant and equipment, net                                                      120,611        128,534
Other noncurrent assets                                                                   8,696          5,644
Noncurrent assets of discontinued operations                                             33,776         63,952
                                                                                    -----------    -----------
        Total assets                                                                $   399,534    $   395,238
                                                                                    ===========    ===========

Liabilities
Long-term debt due within one year                                                  $     8,588    $        --
Accounts payable                                                                         57,429         33,964
Accrued liabilities                                                                      35,826         21,240
Current liabilities of discontinued operations                                           12,849          8,516
                                                                                    -----------    -----------
        Total current liabilities                                                       114,692         63,720
Long-term debt                                                                          125,000        125,000
Other long-term liabilities                                                               3,297          4,969
Accrued pension benefits                                                                 30,108         27,582
Accrued postretirement benefits                                                          61,203         72,837
Noncurrent liabilities of discontinued operations                                         1,230          1,567
                                                                                    -----------    -----------
        Total liabilities                                                               335,530        295,675
                                                                                    -----------    -----------

Commitments and contingencies                                                                --             --

Stockholders' Equity
Common stock, $0.01 par value, 50,000,000 shares authorized,
     16,254,397 and 16,010,971 shares outstanding at
     June 30, 2004 and 2003, respectively                                                   162            160
Additional paid-in capital                                                              407,965        405,703
Accumulated deficit                                                                    (328,704)      (287,907)
Unearned compensation                                                                    (1,972)            --
Accumulated other comprehensive income:
     Minimum pension liability adjustment                                               (21,276)       (21,391)
     Effects of cash flow hedges                                                          7,829          2,998
                                                                                    -----------    -----------
        Total stockholders' equity                                                       64,004         99,563
                                                                                    -----------    -----------
        Total liabilities and stockholders' equity                                  $   399,534    $   395,238
                                                                                    ===========    ===========

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    COMMONWEALTH INDUSTRIES, INC.

                                 By    /s/ Henry Del Castillo
                                       ---------------------------------------
                                       Henry Del Castillo
                                       Vice President Finance

Date: August 2, 2004